April 20, 2007

Harris & Harris Group, Inc.
111 West 57th Street, Suite 1100
New York, New York 10019

Re:	Harris & Harris Group, Inc.
Registration Statement on Form N-2 (File No. 333-138996)

Ladies and Gentlemen:

We have acted as special counsel to Harris & Harris Group, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form N-2 (the "Registration Statement"), initially filed on November 29, 2006 by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), allowing for delayed offerings pursuant to Rule 415 under the Act. The Registration Statement includes a prospectus (the "Prospectus") to be furnished in connection with the public offering by the Company of up to 4,000,000 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of the Company.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement, as amended to the date hereof;

(ii)	the Certificate of Incorporation of the Company, as amended to the date hereof, certified by the Secretary of State of the State of New York (the "Certificate of Incorporation");

(iii)	the Restated By-Laws of the Company, as currently in effect, certified by the Secretary of the Company (the "By-Laws");

(iv)	certain resolutions adopted by the Board of Directors of the Company relating the issuance of the Shares and related matters; and

(v)	a specimen common stock certificate representing the Common Stock.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. We have also assumed that the stock certificates evidencing the Shares will conform to the specimen common stock certificate examined by us and will be duly countersigned and registered by the transfer agent and the registrar for the Common Stock.

Our opinion set forth below is limited to the Business Corporation Law of the State of New York ("NYBCL"). The Shares may be offered and sold by the Company from time to time on a delayed or continuous basis, and this opinion is limited to the laws as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments) has become effective under the Act, (ii) an appropriate prospectus supplement or term sheet with respect to the Shares has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (iii) if the Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Shares, the consideration to be received therefor (such consideration for each Share to be not less than the par value per Share of the Common Stock) and related matters, and (v) the terms of the issuance and sale of the Shares have been duly established in conformity with the Certificate of Incorporation and the By-Laws so as not to violate any applicable law, the Certificate of Incorporation or the By-Laws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Shares, when issued and sold in accordance with the applicable underwriting agreement with respect to the Shares or any other duly authorized, executed and delivered valid and binding purchase agreement or agency agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP